AMENDMENT NO. 2, dated as of March 24, 2010, to EMPLOYMENT AGREEMENT, dated as of October 16, 2007 (the “Amendment”), by and between KINGSTONE COMPANIES, INC. (formerly DCAP Group, Inc.), a Delaware corporation (the “Company”), and BARRY GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of October 16, 2007, as amended by Amendment No. 1 thereto, dated as of August 25, 2008 (the “Employment Agreement”), which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company compensates the Employee.

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to give extend the term thereof and modify certain provisions thereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Paragraph 1.1 of the Employment Agreement is amended to read as follows:

“1.1           The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its President, Chairman of the Board and Chief Executive Officer for a term commencing as of the date hereof (the “Effective Date”) and terminating on December 31, 2014 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, as earlier terminated or as extended as provided for herein, being referred to as the “Term”).”

2. Paragraph 1.2 of the Employment Agreement is hereby deleted and of no further force or effect.

3. Paragraph 4.2 of the Employment Agreement is amended to provided that, effective as of January 1, 2010 and continuing in effect for the remainder of the Term, Mr. Goldstein’s Base Salary is increased to three hundred seventy-five thousand dollars ($375,000) per annum, subject to reduction as provided for in Amendment No.1 to the Employment Agreement.

4. Paragraph 4.3(a) of the Employment Agreement is amended to include the following sentence at the end thereof:

“Effective with the fiscal year ending December 31, 2010, in no event shall the Bonus amount for any fiscal year be less than ten thousand dollars ($10,000); provided, however, that the Bonus amount payable to the Employee for any fiscal year (whether in the minimum amount or greater) pursuant to Paragraph 4.3(a) (the “Company Bonus”) shall be reduced on a dollar-for-dollar basis to the extent of any bonus payable by Kingstone Insurance Company (formerly Commercial Mutual Insurance Company) to the Employee for such year (the “KICO Bonus”), it being understood and agreed that, in the event the amount of the KICO Bonus is greater than the amount of the Company Bonus, the excess of the KICO Bonus over the Company Bonus shall not be an offset against the Base Salary payable to the Employee hereunder.”

5. Paragraph 4.3(b) of the Employment Agreement is amended to read as follows:

“(b)           For purposes hereof, the term “Net Income” for any particular fiscal year, commencing with the fiscal year ending December 31, 2009, shall mean the Company's consolidated comprehensive income for such year determined in accordance with generally accepted accounting principles consistently applied, as audited and reported upon by the independent auditors of the Company, adjusted as follows:  (i) the after-tax effect of any extraordinary, exceptional or nonrecurring gain or loss, or any gain or loss arising from the sale of capital assets, including from the sale of stores, or arising out of any transaction in capital stock of the Company or any of its subsidiaries shall be excluded; (ii) the Bonus (and any other bonus) paid, or accrued with the regard, to the Employee, but only the Employee, shall be excluded;  (iii) any after-tax charges to net income relating to the conversion of Commercial Mutual Insurance Company (“CMIC”) from an advance premium cooperative to a stock property and casualty insurance company (the “Conversion”), including amortization of intangibles recorded as a result of the gain recognized by the Company in connection with the Conversion, shall be excluded; (iv) any additional depreciation expenses incurred as a result of a write-up in the value of office buildings relating to the Conversion shall be excluded; (v) any other items of gain or loss, or revenue or expense, relating to the Conversion shall be excluded; (vi) in determining “net realized gains and losses on investments” for instruments owned by CMIC as of the date of the Conversion, the original cost basis of CMIC in each portfolio item, and not the fair market value of the portfolio items as of the date of the Conversion, shall be used as the basis for such portfolio items; and (viii) the tax benefit of the utilization of the Company’s net operating loss carryforward shall be added.

6. Paragraph 6.4 of the Employment Agreement is amended to read as follows:

“6.4           The Company agrees to obtain a disability insurance policy on behalf of the Employee (subject to the Employee’s satisfying any requirements therefor) and maintain such policy in effect during the Term, or reimburse the Employee for a disability insurance policy obtained by him.  In no event shall the Company be liable for premiums in excess of $6,500 per annum with respect thereto.”

7. A new Paragraph 9.3 of the Employment Agreement is added as follows:

“9.3           Currently with the execution of Amendment No. 2 to this Agreement, (a) pursuant to the Company’s 2005 Equity Participation Plan and a Stock Option Agreement in, or substantially in, the form attached hereto as Exhibit A, the Company is granting to the Employee the right and option to purchase up to one hundred eighty-eight thousand eight hundred sixty-five (188,865) shares of common stock of the Company upon the terms set forth in the Stock Option Agreement and (b) the Company is issuing to the Employee fifty thousand (50,000) shares of common stock of the Company, which shares shall be considered fully vested and not subject to forfeiture.”

8. Paragraph 7.1(a)(i) of the Employment Agreement is amended to read as follows:

“(i)           within any state in which the Company has a license to operate at the Cessation Date, engage or participate in a business which, as of the Cessation Date, is similar to or competitive with, directly or indirectly, a business in which the Company is then engaged, and shall not make any investments in any such similar or competitive entity, except that the foregoing shall not restrict the Employee from acquiring up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or Nasdaq;”

9. Promptly following the execution of this Amendment, the Company shall assign to the Employee or his designee all of its right, title and interest in and to a certain three million dollar ($3,000,000) term insurance policy on the life of the Employee.

10. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.  This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.  In the event any clause, section or part of this Amendment shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Amendment which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

11. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

12. Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

13. The Employee acknowledges that he has been represented by counsel or has been afforded an opportunity to be represented by counsel in connection with this Amendment.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Amendment against the party that drafted it has no application and is expressly waived by the Employee.  The provisions of this Amendment shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

KINGSTONE COMPANIES, INC.

By:	/s/ Victor Brodsky
Victor Brodsky
Chief Financial Officer

/s/ Barry Goldstein
Barry Goldstein